Exhibit 10.1

Amended and Restated Line of Credit Agreement

This AMENDED AND RESTATED LINE OF CREDIT AGREEMENT (the “Agreement”) is entered into on this 24th day of June, 2022, by and between Innovative Digital Investors, LLC., a limited liability company, on behalf of Innovative Digital Investors Emerging Technology LP, whose address is 10845 Griffith Peak Drive #2, Las Vegas, NV 89135 ("Creditor" or ”IDI”) and BitMine lmmersion Technologies, Inc., a Delaware Corporation, whose principal address is 2030 Powers Ferry Road SE, Suite 212, Atlanta, GA. 30339 (the "Company" or "BitMine"), collectively referred to as the "Parties." This Agreement amends and restates that Line of Credit agreement originally entered into on July 22, 2021, as restated and amended on August 3, 2021, and as further restated and amended on September 29, 2021, as further restated on March 30th, 2022.

WHEREAS, BITMINE is a corporation with limited resources and from time to time may be in need of capital in order to advance the development of its operations, specifically equipment related to Cryptocurrency Mining and Infrastructure and working capital needs.

WHEREAS, Qualified Assets will include any Mining Computers selected by the Company, and any equipment used to house these machines, which are approved by IDI in advance of purchase by the Company.

WHEREAS, loan proceeds may also be used for working capital needs at the sole discretion of IDI up to the borrow limit.

WHEREAS, BITMINE is in need of borrowing funds, and IDI is willing to advance funds to BITMINE for the purposes stated above.

WHEREAS, IDI and BITMINE are desiring to enter into this Agreement for the purposes of advancing the development of BitMine's business plan as stated above.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereby agree as follows:

1. Amount of Line of Credit: The amount of the Line of Credit shall be Three Million Dollars ($3,000,000), which IDI shall loan to BitMine as follows:

A. Any requests to borrow funds shall be submitted with a “Use of Funds Statement.” If the request is to finance the purchase of equipment, the Use of Funds Statement shall include appropriate purchase or expense documentation documenting the equipment to be purchased with the proceeds. If the request is for general working capital, the Use of Funds Statement IDI shall indicate the types of expenses to be paid. All Use of Funds Statements shall be submitted to Jonathan Bates and IDI, and are subject to his approval. All amounts disbursed pursuant to a Use of Funds Statement shall be considered “Debt” under this Agreement.

B. Borrowing Period: The Company shall be entitled to borrow funds commencing with the signing of the original line of credit agreement on July 22, 2021 and continuing through August 31, 2022.

C. Senior Debt Status: The Debt shall be senior to all other company debt.

2. Interest Rate: All Debt shall incur interest at the rate of Fifteen Percent (15%) per annum, compounded on a 30/360 monthly basis until the Debt has been repaid in full.

3. Time of Payment:

A. Maturity Date: All amounts due IDI under this Agreement, including principal and interest, shall be due and payable on December 1, 2022.

B. Prepayment: Advance payment or payments may be made on any amounts due under this Note without penalty or forfeiture. There shall be no penalty for any prepayment.

4. Collateral: The Company hereby grants Creditor a security interest and lien on all machinery and equipment purchased with the proceeds of the Loan, as well as all other assets or cash balances of the Company, including any in proceeds thereof, to secure repayment of all amounts due under this Agreement.

5. [Intentionally Omitted]

6. Assignability: The rights or obligations under this Note may not be assigned and/or delegated by the Company without the express written consent of the other party. Holder may assign his rights without restriction.

7. Representations and Warranties of Company: The Company represents and warrants as follows:

A. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company bas the corporate power to own its properties and to carry on its business as now being conducted.

B. The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. The Company's Board of Directors has approved this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency. reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

C. This Agreement is the legal, valid and binding obligation of the Company, except as limited by applicable bankruptcy, insolvency, and other similar laws affecting creditors' rights generally.

8. Representations and Warranties of Creditor: The Creditor represents and warrants as follows:

A. That the Creditor has knowledge and experience in financial and business matters and that he understands that the merits and risks associated with the execution of this Agreement.

9. Events of Default:

A. In the "Event of Default'' as that term is described in 9(B), the total amount under due under this Agreement shall become immediately due and payable.

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B. The term, "Event of Default" shall mean:

i. The Company is unable to make any of the payments specified in paragraph 3(A), and fails to cure such default within 15 days after written notice from the Creditor.

ii. The Company shall make an assignment for the benefit of creditors or shall admit in writing its inability to pay its debts as they become due; or

iii. The Company shall file a voluntary petition in bankruptcy, or shall be the subject of an involuntary bankruptcy petition which is not dismissed within 30 days after it is filed, or adjudicated bankrupt or insolvent, or shall file any petition or answer seeking any reorganization arrangement, composition, readjustment, liquidation, dissolution, or similar relief under the present or any future Federal Bankruptcy Code or other applicable federal, state or similar statute, law or regulation, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of the Company or of all or any substantial part of its assets.

C. Notice of Default: In the event of an action triggering an Event of Default, the Creditor shall promptly notify the Company by USPS Certified Mail of the Event of Default. The Company shall have ten (10) days from the mailing of the Event of Default notice to cure the Event of Default by making the specified payment(s) or taking the specified actions.

D. Remedies on Default. Upon a default, the Creditor shall be entitled to all remedies provided at law or in equity, including all remedies available under the Uniform Commercial Code, including repossession and sale of any collateral for the Debt.

10. Notices: All notices, requests or instructions hereunder shall be in writing and delivered personally or sent by FedEx mail or similar overnight delivery, postage prepaid, as follows:

If to IDI: C/o Innovative Digital Investors, LLC. Attn.: Jonathan Bates; 10845 Griffith Peak Dr. #2; Las Vegas NV, 89135

If to BITMINE: BitMine Immersion Technologies Inc. Attn.: Jonathan Bates, CEO; 2030 Powers Ferry Road SE; Suite 212; Atlanta, GA. 30339

11. Governing Law and Venue: The terms and provisions of this letter are solely for the benefit of the BitMine and IDI and their respective successors, assigns, heirs and personal representatives. and no other person shall acquire or have any right by virtue of this letter. IDI and the Company agree that any dispute concerning the interpretation, validity or enforceability of this agreement, and any action arising from any alleged breach hereof shall be adjudicated exclusively in State or Superior Court for the county in which IDl's principal executive office shall be located at the time of institution of such action, or in the applicable district and division of the U.S. District Court having venue for disputes in that same county. In the event of any litigation arising from or related to this Agreement, or the services provided under this Agreement. the prevailing party shall be entitled to recover from the non-prevailing party all reasonable costs incurred including staff time, court costs, attorney's fees, and all other related expenses incurred in such litigation. In the event of a settlement of litigation between the parties or a resolution of a dispute by arbitration, the term "prevailing party" shall be determined by that process.

12. Entire Agreement: This Agreement, including all exhibits and schedules attached thereto, executed on even date herewith, constitutes the full and entire understanding and agreement between the parties with regard to the Debt, and no party shall be liable or bound to any other party in any manner by any representations, warranties, covenants and agreements.

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13. Severability: The invalidity or unenforceability of any provision of this letter shall not affect the validity or enforceability of any other provisions of this letter, which shall remain in full force and effect.

14. Counterparts/Electronic Signatures: This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Facsimile or electronically transmitted signatures shall be deemed effective as originals.

15. Authority/Capacities/Entities: Each person signing this Agreement represents and warrants that he or she has complete authority and legal capacity to enter into this Agreement on behalf of the entity for which he or she is signing, and agrees to defend, indemnify. and hold harmless all other parties if that authority or capacity is challenged.

16. Knowing and Voluntary Agreement: The Parties represent they have read this Agreement, understand it. voluntarily agree to its terms, and sign it freely.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

Innovative Digital Investors Emerging Technology LP

By: Innovative Digital Investors, LLC,

its General Partner

By: ______________________________________

Jonathan Bates, Managing Member of

Innovative Digital Investors, LLC.,

BitMine Immersion Technologies, Inc.

By: ______________________________________

Jonathan Bates,

Chief Executive Officer

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